Exhibit 99.1

Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

Date:	April 16, 2009

For Release:	Immediate

Contact:	Chanel Lagarde (Media) (800) 576-4238 clagar1@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

NEWS
RELEASE

Entergy Provides Preliminary First Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects first quarter 2009 as-reported earnings of approximately $1.19 per share and operational earnings of approximately $1.28 per share compared to as-reported and operational results of $1.56 per share in first quarter 2008. Entergy also affirmed previously issued earnings guidance.

Earnings Highlights for First Quarter 2009

    Entergy Nuclear earnings decreased primarily due to additional planned refueling outage days during the quarter, an impairment recognized on certain decommissioning trust fund investments, and a special item associated with the planned spin-off.
    Utility, Parent & Other results were lower due to higher other taxes, depreciation and amortization expenses, and a special item related to the planned spin-off.
    Entergy's non-nuclear wholesale assets business results were essentially flat.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. As-reported earnings in first quarter 2009 will include a special item at Entergy Nuclear for spin-off dis-synergies. Utility, Parent & Other results will include a special item for expenses for outside services provided during the quarter to pursue the non-utility nuclear spin-off.

Entergy Nuclear

The quarter-over-quarter decrease in operational earnings at Entergy Nuclear is attributed to lower revenue primarily resulting from two planned refueling outages commencing during the quarter at Indian Point 3 and Palisades totaling 30 days compared to seven refueling outage days at Indian Point 2 a year ago and an impairment recorded in the current period on certain decommissioning trust investments. Also contributing to the decrease was lower revenue amortization for the Palisades below-market Power Purchase Agreement, as well as higher operation and maintenance expense.

Utility, Parent & Other

Utility, Parent & Other operational results in first quarter 2009 were lower compared to earnings in first quarter 2008 due primarily to higher other taxes and depreciation and amortization expenses. Net revenue at the Utility was essentially flat, despite reporting lower sales volume. The effect of milder-than-normal weather in first quarter 2009 was roughly in line with the weather impact experienced in the same quarter last year.

Earnings Guidance

Entergy affirmed previously issued as-reported earnings guidance for 2009 of $6.56 to $7.16 per share and operational earnings guidance of $6.70 to $7.30 per share. Entergy indicated that should the current economic climate and power prices on Entergy Nuclear's open position persist for the balance of the year, earnings could approach the lower end of the ranges.

A teleconference will be held at 10:00 a.m. CT on May 4, 2009, to discuss Entergy's first quarter 2009 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 8064872, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 8064872.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $13 billion and approximately 14,700 employees.

Additional investor information can be accessed online at

www.entergy.com/investor_relations

In this news release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy's Form 10-K for the year ended December 31, 2008 and (ii) Entergy's other reports and filings made under the Securities Exchange Act of 1934, (b) the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and the January 2009 Arkansas ice storm and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this news release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements. Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.